Investor Relations/Media Contact:

Brad Cohen
bcohen@icrinc.com
212-217-6393

CAPLEASE PROVIDES UPDATE ON PORTFOLIO AND DIVIDEND POLICY

NEW YORK—(BUSINESS WIRE)—November 26, 2008—CapLease, Inc. (NYSE: LSE) today provided the following updates.

Dividend Policy

The Company’s Board of Directors intends to reduce the Company’s annual dividend beginning in 2009 in order to retain cash flow to further reduce leverage through accretive debt repurchases, strengthen the balance sheet and enhance long-term stockholder value. Therefore, the Board currently expects the Company’s 2009 common stock dividend rate to be at least $0.20 per share, which is our projected taxable income for 2009, to be paid $0.05 per share quarterly. The 2009 dividend expectation is subject to the forward-looking and cautionary statements included in this press release.

In addition, due to prior compliance with the minimum REIT payout requirements, the Company will not pay a fourth quarter common stock dividend for 2008. These dividend changes will allow the Company to retain $9.5 million of free cash flow in January 2009 and $28.4 million of additional free cash flow annually, which will be applied primarily to continue to reduce leverage and further strengthen our balance sheet.

The Company’s Board of Directors declared the normal quarterly cash dividend of $0.5078125 per share of 8.125% Series A Cumulative Redeemable Preferred Stock (NYSE: LSEPrA) for the fourth quarter of 2008. The preferred dividend is payable on January 15, 2009 to stockholders of record as of December 31, 2008.

Paul McDowell, Chairman and Chief Executive Officer stated, “Our portfolio continues to perform as expected and will provide us with a predictable source of cash flows in 2009 and beyond. The credit quality of our primarily investment grade tenant base is very high, with an average tenant rating of A- and lease maturity of 9 years. We have no near term refinance risk on our debt; our first debt maturity does not occur until 2010 and may be extended to 2011. The dividend actions will enable us to reduce leverage and strengthen the Company’s financial and liquidity positions while retaining a conservative payout ratio. Based on current market conditions, we are confident that we can redeploy the cash savings we will generate into highly accretive debt repurchases, as a number of our debt obligations are trading at significant discounts.”

2009 Previously Disclosed Expectations

As discussed on the Company’s third quarter 2008 earnings call, CapLease expects 2009 funds from operations (FFO) and cash available for distribution (CAD) to exceed $0.90 per share. These estimates assume no asset acquisitions or dispositions, no new financing or capital raising or debt repurchase activities, Factory Mutual Insurance Company moves out of the building we lease to them on schedule in July 2009, and no changes in the Company’s expense structure. The Company’s guidance excludes other gains or charges, if any, that may occur during the year.

Closing of Interest Rate Swap Position

The Company has closed its open interest rate swap position for a realized loss of $15.2 million. The swap was intended to manage the Company’s exposure to interest rate movements for a planned long-term financing of assets currently financed on its term loan facility with Wachovia Bank. The swap had ceased to be an effective hedge due to continued credit market dislocations and the recent unprecedented declines in the 10-Year Treasury and other benchmark market interest rates to historic lows. In addition, given current conditions in the debt markets, the Company concluded that it is unlikely that the long-term financing of the assets on the Wachovia facility will occur in the near future. Closing the position will result in a one-time loss of approximately $18 million, or $0.38 per share, in the fourth quarter of 2008. This includes the realized loss on terminating the position and $2.8 million of primarily carry charges associated with the swap position included in Other Comprehensive Income/(Loss) on the Company’s Balance Sheet. The Company previously reported a net liability on this position of $10.3 million as of September 30, 2008. The position is now closed and, therefore, there will be no additional losses or gains for this swap. The Company has no other open swap positions. The Company’s 2008 guidance estimates, which exclude the impact of the hedge loss, remain unchanged, and its portfolio continues to perform as expected.

Debt Maturities and Liquidity

The Company has no near-term debt maturities. In the fourth quarter, we have continued to reduce the principal amount of our borrowings on our term loan facility with Wachovia Bank. Our primary exposure to mark to market risk relates to the CMBS securities financed on the facility, where we have borrowings of only $9.2 million against the collateral with a cost basis of $36.3 million. As of today, we have a total of $195.3 million of borrowings secured by assets with a carry value of $297 million, for an advance rate of 66%. We expect to maintain our compliance with all of our financial and other covenants under the facility. In the last 12 months, we have reduced our outstanding borrowings from Wachovia by $162.6 million.

The Company expects its available cash and cash equivalents as of December 31, 2008, to be about $10 million. The cash position is expected to grow to about $20 million in early January 2009, and then to about $25 million in early February 2009, when we receive large semi-annual rent payments from some of our tenants.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

•	continued deterioration in general market conditions or in the commercial real estate markets in particular;

•	declines in our lender’s valuation of the assets securing our term loan facility with Wachovia Bank, N.A.;

•	adverse changes in the financial condition of the tenants underlying our investments;

•	increases in our financing costs (including as a result of LIBOR rate increases), our general and administrative costs and/or our property expenses; and

•	changes in our industry, the industries of our tenants, interest rates or the general economy.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.